Exhibit (g)(2)

                        INVESTMENT SUB-ADVISORY AGREEMENT

                  This INVESTMENT SUB-ADVISORY AGREEMENT is dated and effective as of this 1st day of February, 2002 (this "Agreement"), between Ferro Capital LLC, a Delaware limited liability company (the "Subadviser") and Montgomery Asset Management, LLC, a Delaware limited liability company (the "Adviser").

                  WHEREAS, the Adviser serves as the investment adviser to Montgomery Partners Absolute Return Fund LLC, a Delaware limited liability company (the "Company"), a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), pursuant to an investment advisory agreement between the Adviser and the Company (the "Investment Advisory Agreement");

                  WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the Company in connection with the Adviser's investment management activities on behalf of the Company and is authorized to do so pursuant to the terms of the Investment Advisory Agreement, and the Subadviser is willing to furnish such services to the Adviser and the Company;

                  NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Subadviser and the Adviser as follows:

                  1 Appointment. The Adviser hereby appoints the Subadviser to provide sub-investment advisory services to the Adviser with respect to the assets of the Company for the periods and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services set forth herein, for the compensation provided herein.

                  2 Subadviser Duties. Subject to the supervision of the Adviser, the Subadviser shall have full discretionary authority as agent and attorney-in-fact with respect to the assets of the Company, including authority to: (a) determine from time to time what investments, securities or instruments of any kind (including but not limited to interests in private investment partnerships) will be purchased, retained or sold, what contracts will be entered into by the Company and what portion of the assets will be invested or held uninvested as cash; (b) exercise all rights privileges and other incidents of ownership or possession with respect to the interest of the Company in securities and other property and funds held or owned by the Company, including without limitation the right to exercise voting rights of securities, and possess, lend, and transfer the property of the Company; and (c) place orders for the execution of such securities transactions with or through such brokers, dealers, or issuers as the Subadviser may select. The Subadviser shall provide the services under this Agreement in accordance with the


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Company's registration statement filed with the Securities and Exchange
Commission ("SEC"), as that registration statement is amended from time to time. The Adviser shall provide the Subadviser with a copy of each registration statement promptly after it has been filed with the SEC. Investments by the Subadviser shall conform with the provisions of Appendix B attached hereto, as such may be revised from time to time by mutual consent of the the Adviser and Subadviser. Subject to the foregoing, the Subadviser shall vote proxies with respect to the securities and investments purchased with the assets of the Company managed by the Subadviser. The Subadviser further agrees that it shall:

                  a. conform with all applicable rules and regulations of the SEC.

                  b. select brokers and dealers to execute portfolio transactions for the Company and select the markets on or in which the transaction shall be executed. In providing the Company with investment advisory services, it is recognized that the Subadviser shall give primary consideration to securing the most favorable price and efficient execution considering all circumstances. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other research services and products provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that it is desirable for the Company that the Subadviser have access to brokerage and research services and products and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Company than broker-dealers that do not provide such brokerage and research services. Therefore, in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Subadviser is authorized to place orders for the purchase and sale of securities for the Company with such brokers, that provide brokerage and research products and/or services that charge an amount of commission for effecting securities transactions in excess of the amount of commission another broker would have charged for effecting that transaction, provided the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser for this or other advisory accounts, subject to review by the Adviser and/or the Company from time to time with respect to the extent and continuation of this practice. It is understood that the information, services and products provided by such brokers may be useful to the Subadviser in connection with the Subadviser's services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price of lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by


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the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

                  c. make available to the Adviser and the Company's Board of Directors (the "Directors" and any of them, a "Director") promptly upon their request all its investment records and ledgers relating to the Company to assist the Adviser and the Company in their compliance with respect to the Company's securities transactions as required by the Investment Company Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as well as other applicable laws. The Subadviser shall furnish the Adviser and the Company's Board of Directors such periodic and special reports with respect to the Company as the Adviser and the Directors may reasonably request in writing.

                  d. maintain detailed records of the assets managed by the Subadviser as well as all investments, receipts, disbursements and other transactions made with such assets. Such records shall be open to inspection and audit during Subadviser's normal business hours upon reasonable notice by any agent or employee of the Adviser or the Company. The Subadviser shall provide to the Adviser: i. monthly statements of the activities with regard to the assets for the month and of the assets showing each asset at its cost and, for each security listed on any national securities exchange, its value at the last quoted sale price reported on the composite tape on the valuation date or, in the cases of securities not so reported, by the principal exchange on which the security traded or, if no trade was made on the valuation date or if such security is not listed on any exchange, its value as determined under pricing procedures adopted by the Company and provided to the Subadviser, and for any other security or asset in a manner determined in good faith by the Subadviser to reflect its then fair market value; ii. statements evidencing any purchases and sales as soon as practicable after such transaction has taken place, and
iii. a quarterly review of the assets under management.

                  e. shall use its best judgment and efforts in rendering the advice and services to the Adviser as contemplated by this Agreement.

                  3 Independent Contractor. The Subadviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company or the Adviser in any way, or in any way be deemed an agent for the Adviser or the Company.

                  4 Expenses. During the term of this Agreement, the Subadviser shall bear the cost of rendering the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to render the services to be provided hereunder. The Subadviser shall not be responsible for any expenses of the Adviser or the Company (as set forth in the


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Investment Advisory Agreement), except as provided in Section 7 below, and shall be reimbursed by the Adviser to the extent that it incurs such expenses and is not otherwise reimbursed by the Company.

                  5 Compensation. For the services provided to the Adviser, the Adviser shall pay the Subadviser the fees as set forth in Appendix A hereto at the times set forth in Appendix A hereto.

                  6 Books and Records; Custody. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Subadviser hereby agrees that all records which it maintains on behalf of the Company pursuant to Rule31a-1 and Rule 31a-2 under the Investment Company Act (if any) are the property of the Company and further agrees to surrender promptly to the Company or the Adviser any of such records upon the request of the Company or the Adviser. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records maintained by it on behalf of the Company pursuant to Rule 31a-1 under the Investment Company Act (if any) and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in such Rule.

                  Title to all investments shall be made in the name of the Company, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Company's custodian bank, or its nominee. The Company shall advise the Subadviser of the identity of its custodian bank and shall give the Subadviser fifteen (15) days' written notice of any changes in such custody arrangements.

                  Neither the Subadviser, nor any parent, subsidiary or related firm, shall take possession of or handle any cash, securities, mortgages or deeds of trust, or other indicia of ownership of the Company's investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Company's custodian bank.

                  The Company shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Subadviser with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Subadviser with all operational information necessary for the Subadviser to trade on behalf of the Company.

                  7 Subadviser's Liabilities. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Subadviser, the Subadviser and any member, shareholder, director, officer or employee of the Subadviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representative, shall not be subject to liability to the Adviser, any member of the Adviser, or any of its affiliates, executors, heirs, assigns, successors or other legal representative, the Company, and/or any member of the


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Company, for entering into this Agreement, and/or any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

                  The Adviser agrees to indemnify and hold harmless the Subadviser, and the members, shareholders, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under, or the execution of, this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

                  8 Other Investment Activities of Subadviser. The Adviser acknowledges that the Subadviser may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities ("Affiliated Accounts"). Subject to the provisions of
Section 2 hereof, the Adviser agrees that the Subadviser may give advice or exercise investment responsibility and take other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Company; provided, however, that the Subadviser acts in good faith, and provided, further that it is the Subadviser's policy to allocate, within its reasonable discretion, investment opportunities to the Company's portfolio managed by the Subadviser over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Company and any specific investment restrictions applicable thereto. The Adviser acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Company may or may not have an interest from time to time, whether in transactions which may involve the Company or otherwise. The Subadviser shall have no obligation to acquire for the Company a position in any investment which any Affiliated Account may acquire, and the Company shall have no first refusal, co-investment or other rights in respect of any such investment either for the Company or otherwise.

                  9 (a) Term. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effective for a period of two (2) years from the date of this Agreement, and shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Board of Directors of the Company or by a vote of a majority (as defined in the Investment Company Act) of the outstanding voting securities of the Company, and (ii) by the Adviser, and (iii) by the


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vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Investment Company
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Company or by the vote of a majority (as defined in the Investment Company Act) of the outstanding voting securities of the Company, or by the Adviser, on sixty (60) days' written notice to the Subadviser, or by the Subadviser on like notice to the Company and to the Adviser. Payment of fees earned through the date of termination shall not be construed as a penalty.

                  (c) Termination by Assignment. This Agreement shall automatically and immediately terminate in the event of any transfer or assignment thereof, unless the assignment would not constitute an assignment under Rule 2a-6 under the Investment Company Act.

                  10 Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by a vote of a majority of the outstanding voting securities of the Company, if such approval is required by applicable law.

                  11 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

                  12 Definitions. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

                  13 Notice of Limited Liability Company Agreement. The Subadviser agrees that the Company's obligations under this Agreement shall be limited to the Company and to its assets, and that the Subadviser shall not seek satisfaction of any such obligation from the members of the Company nor from any Director, officer, employee or agent of the Company.

                  14 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to


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preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

                  16 Notices. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand, on the date indicated as the date of receipt on a return receipt, or at time of receipt if sent to the other party at the principal office of such party by regular mail, commercial courier service, telex or telecopier.

                  17 Reports of the Company. The Adviser shall, from time to time, furnish or otherwise make available to the Subadviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Subadviser may reasonably require in order to discharge its duties and obligations hereunder.

                  18 Miscellaneous Terms.

                  This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

                  This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

                  19 Use of Name. It is understood that the name of the Subadviser or the name of any of its affiliates, or any derivative associated with those names, are the valuable property of the Subadviser and its affiliates and that the Company and/or the Company's distributor have the right to use such name(s) or derivative(s) in offering materials and sales literature of the Company so long as this Agreement is in effect, provided that the Subadviser shall have the right to prior review of any such use. Upon termination of this Agreement, the Company shall forthwith cease to use such name(s) or derivative(s).

                  20 Receipt of Brochure. The Adviser and the Company have received from the Subadviser the disclosure statement or "brochure" required to be delivered pursuant to Rule 204-3 of the Advisers Act, which disclosure statement or brochure was received by the Adviser and the Company more than 48 hours prior to entering into this Agreement.


                                    * * * * *


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed as of the day and year first above written.

                                      Ferro Capital LLC



                                      By:          /s/ Kevin Ferro
                                          --------------------------------------
                                          Name: Kevin Ferro
                                          Title: Chairman & CEO



                                      MONTGOMERY ASSET MANAGEMENT, LLC



                                      By:          /s/ Dana Schmidt
                                          --------------------------------------
                                          Name: Dana Schmidt
                                          Title: Chief Administrative Officer


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                                   APPENDIX A

                      TO INVESTMENT SUB-ADVISORY AGREEMENT

                                Ferro Capital LLC
        Subadviser to the Montgomery Partners Absolute Return Fund LLC

                                SCHEDULE OF FEES

Montgomery Asset Management, LLC will pay (or cause to be paid) to Ferro Capital LLC the following portion of the 1% per annum Management Fee and 10% Performance Fee (as defined in the Company's confidential private placement memorandum) allocated to the Adviser from Montgomery Partners Absolute Return Fund LLC under the Investment Advisory Agreement dated the date hereof between the Adviser and the Company, without reference to any other fee splits, rebates or allocations to which the Adviser may agree or be subject, promptly following each date upon which such fees are payable to the Adviser:

     -----------------------------------------------------------------------
                   Net Unredeemed              Portion of the Adviser's
               Capital Contributions                 Fee Paid to
                   to the Company                   the Subadviser
     -----------------------------------------------------------------------
     $0 - $100 million                                    65%
     -----------------------------------------------------------------------
     $101 - $250 million                                  60%
     -----------------------------------------------------------------------
     $251 - $500 million                                  55%
     -----------------------------------------------------------------------
     over $500 million                                    50%
     -----------------------------------------------------------------------

                  The percentage allocation specified in the above table applies to the entire monthly period(s) during which the Company's cumulative net cash capital contributions reach the specified level. In the event that the Investment Advisory Agreement is amended to lower either the Management Fee or the Performance Fee, the compensation payable to the Subadviser shall be calculated based on a 1% per annum Management Fee and 10% Performance Fee.


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                                   APPENDIX B

                      TO INVESTMENT SUB-ADVISORY AGREEMENT

                                Ferro Capital LLC
        Subadviser to the Montgomery Partners Absolute Return Fund LLC

                      INVESTMENT OBJECTIVES AND GUIDELINES

Overall Investment Objective:
----------------------------

The objective of the Montgomery Partners Absolute Return Fund LLC (the "Company") is to provide investors with exposure to a diversified portfolio of hedge funds that seeks to deliver returns with relatively low volatility and relatively low correlation in comparison to major equity and debt markets.

Policy and Guidelines for Subadviser:
-------------------------------------

The Subadviser shall adhere to the Overall Investment Objective and to policies in the Company's confidential private placement memorandum. The Subadviser may invest in a wide range of securities and other financial instruments and use a broad array of investment techniques for hedging and non-hedging purposes.

Performance Objective for Subadviser:
-------------------------------------

The Adviser shall evaluate the Subadviser with a frequency deemed appropriate for the Subadviser's investment strategy and market conditions to determine whether its investment program is consistent with the Company's investment objective and whether its investment performance and other investment selection criteria are satisfactory.


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